Exhibit 99.5

Unaudited pro forma condensed combined financial statement

The following unaudited pro forma condensed combined financial data for the six months ended June 30, 2011 is based upon the historical audited consolidated financial data of Kindred Healthcare, Inc. and its consolidated subsidiaries (“Kindred”, “we” or “our”) and RehabCare Group, Inc. and its consolidated subsidiaries (“RehabCare”) and has been prepared to reflect our acquisition of RehabCare on June 1, 2011 in which Kindred acquired all of the outstanding common stock of RehabCare (the “RehabCare Acquisition”), the issuance of $550 million senior notes due 2019 (the “Notes”), the entry into the new credit facilities in connection with the RehabCare Acquisition (the “New Credit Facilities”) and the use of proceeds from the Notes offering and the borrowings under the New Credit Facilities are collectively referred to herein as the “Transactions.” The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2011 was prepared assuming the Transactions occurred on January 1, 2010. The historical consolidated financial data has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The historical consolidated results of operations of RehabCare have been adjusted to reflect certain reclassifications to conform with our financial statement presentation.

The following unaudited pro forma condensed combined financial data should be read in conjunction with Kindred’s and RehabCare’s consolidated financial statements and related notes previously filed with the SEC by Kindred and RehabCare, respectively. The historical 2011 unaudited financial data of RehabCare was derived from the statement of operations for the five months ended May 31, 2011. A pro forma balance sheet as of June 30, 2011 is not enclosed as the Transactions were completed on June 1, 2011 and incorporated in the historical balance sheet of Kindred as of June 30, 2011.

The following unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had Kindred and RehabCare been a combined company during the period specified.

The following unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States (“GAAP”), which is subject to change and interpretation. The unaudited pro forma condensed combined statement of operations does not include $75 million of certain non-recurring expenses and write-offs related to debt refinancing that were incurred in connection with the consummation of the RehabCare Acquisition. Additionally, the unaudited pro forma condensed combined financial data does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the unaudited pro forma condensed combined statement of operations include the effects of any other items directly attributable to the RehabCare Acquisition that are not expected to have a continuing impact on the combined results of operations.

KINDRED AND REHABCARE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(In thousands, except per share amounts)

	Historical		Pro forma adjustments
	Kindred for the six months ended June 30, 2011	RehabCare for the five months ended May 31, 2011	Reclassifications (a)	RehabCare Acquisition and financing		Allocation of RehabCare Acquisition consideration		Pro forma combined
Revenues	$2,485,013	$605,522	$—	$—		$—		$3,090,535

Salaries, wages and benefits	1,443,828	—	388,279	—		(14,866	)(e)	1,817,241
Supplies	186,740	—	33,778	—		—		220,518
Rent	187,130	—	22,414	—		—		209,544
Other operating expenses	546,501	492,099	(386,124)	—		(45,864	)(e)	606,612
Selling, general and administrative	—	58,347	(58,347)	—		—		—
Other income	(5,665)	(235)	—	—		—		(5,900)
Depreciation and amortization	70,420	13,861	—	—		(909	)(f)	87,976
						(2,911	)(g)
						7,515	(g)
Interest expense	28,885	12,458	—	(17,618	)(b)	(13,802	)(e)	52,145
				42,222	(b)
Investment income	(752)	(20)	—	—		—		(772)

	2,457,087	576,510	—	24,604		(70,837)		2,987,364

Income from continuing operations before income taxes	27,926	29,012	—	(24,604)		70,837		103,171
Provision for income taxes	12,190	15,628	—	(9,500	)(c)	21,516	(c)	39,834

Income from continuing operations	15,736	13,384	—	(15,104)		49,321		63,337
(Earnings) loss attributable to noncontrolling interests	421	(1,731)	—	—		—		(1,310)

Income from continuing operations attributable to Kindred	$16,157	$11,653	$—	$(15,104)		$49,321		$62,027

Pro forma earnings from continuing operations per common share:
Basic	$0.39							$1.19 (h)
Diluted	$0.38							$1.18 (h)
Pro forma shares used in computing earnings from continuing operations per common share:
Basic	41,145			10,002	(d)			51,147
Diluted	41,661			10,002	(d)			51,663

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial data was prepared in accordance with the provisions of the authoritative guidance for business combinations using the acquisition method of accounting in which Kindred acquired all of the outstanding common stock of RehabCare.

The accompanying unaudited pro forma condensed combined financial data presents the pro forma results of operations based upon the historical audited financial statements of Kindred and RehabCare, after giving effect to the Transactions, which include the RehabCare Acquisition, related financing activities and other adjustments. The unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only and does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the unaudited pro forma condensed combined statement of operations include the effects of any other items directly attributable to the RehabCare Acquisition that are not expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined statement of operations gives effect to the RehabCare Acquisition and related financing activities as if these transactions had been consummated on January 1, 2010.

NOTE 2 – REHABCARE ACQUISITION

On June 1, 2011, we completed the RehabCare Acquisition. Upon consummation of the RehabCare Acquisition, each issued and outstanding share of RehabCare common stock was converted into the right to receive 0.471 of a share of Kindred common stock and $26 per share in cash, without interest. We issued approximately 12 million shares of our common stock in connection with the RehabCare Acquisition. The purchase price totaled $963 million and was comprised of $662 million in cash and $301 million of our common stock at fair value. We also assumed $356 million of long-term debt in the RehabCare Acquisition, of which $345 million was refinanced on June 1, 2011. The operating results of RehabCare are included in the unaudited condensed consolidated statement of operations of Kindred since June 1, 2011.

NOTE 3 – PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial information includes the following adjustments to conform the RehabCare statement of operations with the Kindred presentation, to give effect to the RehabCare Acquisition and Kindred’s financing activities and to adjust historical depreciation and amortization amounts based upon the estimated fair value of property and equipment and intangible assets acquired.

a)	To reclassify the RehabCare statement of operations presentation to conform with the Kindred presentation (in thousands):

	Other operating expenses	Selling, general and administrative	Total
Salaries, wages and benefits	$355,349	$32,930	$388,279
Supplies	33,514	264	33,778
Rent	21,248	1,166	22,414
Other operating expenses	(410,111)	23,987	(386,124)
Selling, general and administrative	—	(58,347)	(58,347)

	$—	$—	$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

b)	To eliminate historical interest expense and deferred financing cost amortization related to Kindred and RehabCare debt obligations that was refinanced on the closing date of the RehabCare Aquisition and to add the new interest expense and deferred financing cost amortization through periods prior to June 1, 2011 related to the New Credit Facilities and the Notes, which are computed as follows (in thousands):

Historical interest expense eliminated:	Interest expense	Deferred cost amortization	Total decrease to interest expense
RehabCare	$9,682	$1,955	$11,637
Kindred	4,817	1,164	5,981

	$14,499	$3,119	$17,618

	Debt borrowings at RehabCare Acquisition date	Deferred costs related to financing	Interest expense	Deferred cost amortization	Other fees	Total increase to interest expense
New interest expense	$1,467,595	$59,214	$37,404	$3,827	$991	$42,222

Interest expense for the five months ended May 31, 2011 was computed using a blended interest rate for the New Credit Facilities and the Notes of approximately 6.1%. The deferred cost amortization was calculated using a blended term of approximately 6.4 years.

c)	To adjust the income tax provision to reflect the pro forma combined company estimated statutory income tax rate of 38.6%.

d)	The basic and diluted shares used in the computation of earnings from continuing operations per common share were increased by 10.0 million shares to reflect the additional weighted average shares issued in the equity consideration to RehabCare stockholders in the RehabCare Acquisition.

e)	To eliminate the direct incremental costs of the RehabCare Acquisition that are reflected in the historical statement of operations of both Kindred and RehabCare. Additional transaction costs unrelated to the RehabCare Acquisition of $1.1 million were not eliminated.

f)	To adjust RehabCare historical depreciation expense based upon the estimated fair value of the property and equipment acquired over the estimated remaining useful life of each asset (in thousands):

	Estimated fair value
Property and equipment acquired	$114,079

Historical RehabCare depreciation expense		$10,644
New depreciation expense resulting from RehabCare Acquisition		9,735

Depreciation expense adjustment		$(909)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

g)	To eliminate historical RehabCare intangible amortization expense and replace with new amortization amounts based upon the estimated fair value of finite-lived intangible assets (in thousands):

	Estimated fair value
Finite-lived intangible assets acquired	$208,300

Historical RehabCare amortization expense		$2,911
New amortization expense resulting from RehabCare Acquisition		$7,515

h)	Pro forma earnings from continuing operations per common share are based upon the weighted average number of common shares outstanding. The diluted calculation of pro forma earnings from continuing operations per common share includes the dilutive effect of Kindred’s stock options. Kindred follows the provisions of the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which requires that unvested restricted stock that entitles the holder to receive nonforfeitable dividends before vesting be included as a participating security in the basic and diluted earnings per common share calculation pursuant to the two-class method. A computation of the pro forma earnings from continuing operations per common share follows (in thousands, except per share amounts):

	Basic	Diluted
As reported in the unaudited pro forma condensed combined statement of operations	$62,027	$62,027
Allocation to participating unvested restricted stockholders	(916)	(907)

Available to common stockholders	$61,111	$61,120

Shares used in the computation:
Weighted average shares outstanding – basic computation	51,147	51,147

Dilutive effect of Kindred employee stock options		516

Adjusted weighted average shares outstanding – diluted computation		51,663

Pro forma earnings from continuing operations per common share	$1.19	$1.18